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                                                               EXHIBIT 10.47


                              STB SYSTEM, INC.

             AMENDED AND RESTATED PROFIT SHARING INCENTIVE PLAN

     PROFIT SHARING RESERVE

     Effective February 1, 1996, and for each of the fiscal years thereafter, the Board of Directors shall cause to be credited to a Profit Sharing Reserve (the "Reserve") an amount equal to 7% of the Company's income before income taxes (as calculated prior to the Reserve) for each fiscal year quarter during such fiscal year.

     If there is a net loss for any fiscal year quarter, such loss must be offset against future income during the subsequent fiscal year quarter(s) before any Reserve will be credited.

     Income shall mean the amount reported by the Company as net income in the fiscal year quarter's unaudited statement of income for the fiscal year quarter, before income taxes, plus amounts credited to the Reserve for the quarter.

     As soon as practicable after the end of each fiscal year quarter, the Profit Sharing Incentive awards for the quarter shall be, determined by the Company and paid in accordance with the terms of the Plan.

     PROFIT SHARING INCENTIVES

     There shall be two separate Profit Sharing Incentives, the Management Incentive Program ("MIP") and the Employee Incentive Program ("EIP"). The Reserve shall be allocated and paid under the Incentives in the following ratios:

          MIP       3/7
          EIP       4/7

     ELIGIBILITY AND DISTRIBUTION UNDER THE MIP

     The Compensation Committee of the Board of Directors shall identify members of Company management who shall be eligible to receive the MIP distributions for the fiscal year.

     The Committee shall distribute 50% of the MIP award within 45 days after the end of the respective fiscal year quarter. The remaining 50% of the MIP award is distributed within 45 days after the end of the next following fiscal year quarter, but only if such next following fiscal year quarter results in income (before income taxes and before calculation of the Reserve) to the Company. To share in a quarterly distribution, the employee must be employed by the Company on both the last day of the applicable fiscal year quarter and the date of payment (with respect to the first 50% award), and on the last day of the next following fiscal year

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quarter and the date of payment (with respect to the final 50% award).  If an employee forfeits an award, the forfeited amount is allocated among the remaining eligible employees.

     The eligible employees for the MIP award will share in the award in the ratio that each such eligible employee's base salary for the fiscal year quarter (excluding incentive awards, commissions, bonuses, expense reimbursements and car allowances) bears to the total base salaries of all eligible employees for the fiscal year quarter.

     ELIGIBILITY AND DISTRIBUTION UNDER THE EIP

     All employees of the Company with at least six (6) months of continuous employment (excluding both full-time and part-time temporary employees) who are not participating for the fiscal year in either the MIP or an individually-tailored annual incentive program intended to be provided in lieu of participation in the Profit Sharing Incentive Plan shall be eligible to receive EIP distributions for the fiscal year.

     The Company shall distribute 50% of the EIP award within 45 days after the end of the respective fiscal year quarter, and shall distribute the remaining 50% of the EIP award within 45 days after the close of the fiscal year. To share in a quarterly distribution, the employee must be employed by the Company on the last day of the applicable fiscal year quarter and the date of payment (with respect to the first 50% award), and on the last day of the fiscal year and the date of payment (with respect to the final 50% award). If an employee forfeits an award, the forfeited amount is allocated among the remaining eligible employees.

     The eligible employees for the EIP award will share in the award each fiscal year quarter in the ratio that each such eligible employee's base salary for the fiscal year quarter (excluding incentive awards, commissions, bonuses, expense reimbursements and car allowances) bears to the total base salaries of all eligible employees for the fiscal year quarter. The eligible employees will share in the fiscal year end award in the ratio that each such eligible employee's base salary for the fourth fiscal year quarter bears to the total base salaries of all eligible employees for such fiscal year quarter. Eligible compensation on a monthly basis for hourly-paid employees will be the equivalent of the hourly rate of pay times 40 hours, times 52 weeks, divided by 12 months.

     OTHER MATTERS

     The designation of an employee as a participant in the Profit Sharing Incentive Plan does not in any way affect the Company's ability to terminate his employment at any time, and is not a guarantee of future employment.

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     The Company's Board of Directors may amend or terminate the Profit
Sharing Incentive Plan at any time in its sole discretion. Any amendment would not adversely affect the rights to payments of awards already earned at the time of such amendment.

     The Company has not funded any trust or made other arrangements for payments of awards. All payments are made out of the general assets of the Company.

     If the employment of any eligible employee terminates and has any unpaid obligations due the Company, the Company may offset such benefits against any amounts due the employees under the Plan.

     An employee's interest in the Plan and any awards thereunder is not assignable or transferable, other than upon death. If an employee dies with any unpaid awards under the Plan, such awards shall be paid to the estate of such employee.













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